Contact: Ray Harlin Chief Financial Officer 423-510-3323

U.S. XPRESS ENTERPRISES, INC. ANNOUNCES
FILING OF REGISTRATION STATEMENT

CHATTANOOGA, Tenn. (November 16, 2004) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced today that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission.

The registration statement covers the offer of up to 4,600,000 shares of the Company’s Class A common stock, including 600,000 shares subject to an over-allotment option in favor of the underwriters. Of the shares covered by the filing, 2,000,000 shares will be offered by the Company and 2,000,000 shares will be offered by the selling stockholders, which include Patrick E. Quinn and Max L. Fuller, the Company's Co-Chairmen, and related family partnerships. The shares subject to the over-allotment option, if exercised by the underwriters, will be sold by certain of the selling stockholders. The selling stockholders will receive all of the proceeds from the shares sold by each in the offering.

A registration statement relating to the securities has been filed with the Securities and Exchange Commission, but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. When available, copies of the preliminary prospectus relating to the offering may be obtained from the offices of Legg Mason Wood Walker, Incorporated, 100 Light Street, Baltimore, Maryland 21202.

       U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floorcovering industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. The Company also offers logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Please visit the Company's website at www.usxpress.com.

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4080 Jenkins Road, Chattanooga, TN 37421 423.510.3000